EXHIBIT 2









                            STOCK PURCHASE AGREEMENT



                      The purchase by Elamex, S.A. de C.V.
             of one hundred percent (100%) of the outstanding stock
                                       of
                  Precision Tool, Die and Machine Company, Inc.





                               * * * * * * * * * *
                                  July 15, 1999

                               * * * * * * * * * *






ARTICLE 1. DEFINITIONS                                                       1
ARTICLE 2. TRANSFER AND DELIVERY OF SHARES                                   4
ARTICLE 3. CONDITIONS PRECEDENT TO CLOSING                                   4
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF  ALL PARTIES                    4
ARTICLE 5. SELLERS' REPRESENTATIONS AND WARRANTIES                           8
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF ELAMEX                          22
ARTICLE 7. COVENANTS OF BOTH PARTIES                                         23
ARTICLE 8. INDEMNITY                                                         24
ARTICLE 9. NON-COMPETITION OF SHAREHOLDERS                                   29
ARTICLE 10.MISCELLANEOUS                                                     30


      1



     THIS STOCK PURCHASE AGREEMENT is made as of the 15th day of July, 1999, by and among PRECISION TOOL, DIE, AND MACHINE COMPANY, INC., a Kentucky corporation, with its principal place of business at 1458 S. Shelby Street, Louisville, Kentucky 40217 ("PRECISION"), George W. Lenz, Jr. T/U/W-Trust B., Donald R. Lenz, Sr., Kenneth E. Lenz, Donald R. Lenz, Jr., James K. Lenz, and the Gregory Lenz, T/U/A fbo Seth Lenz (collectively referred to herein as the "SHAREHOLDERS") (PRECISION and the SHAREHOLDERS are sometimes collectively referred to herein as the "SELLERS") and ELAMEX, S.A. de C.V., a Mexican Corporation, whose principal place of business is Avenida Insurgentes 4145 Ote., Ciudad Juarez, Mexico ("ELAMEX").

                                   WITNESSETH

     WHEREAS, SHAREHOLDERS will sell and ELAMEX will purchase 100% of the common stock of PRECISION (the "Shares"), and PRECISION will continue to employ certain officers currently engaged by PRECISION;

     WHEREAS, the SHAREHOLDERS own 2,850 Shares, which represents 100% of the issued and outstanding capital stock of PRECISION; and

     WHEREAS, the parties have had previous discussions that are reflected in a term sheet dated February 26, 1999 (the "Term Sheet");

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

     Defined terms used in this Purchase Agreement will have, unless otherwise specifically defined, the following meanings:

     "Affiliate" means a corporation that is related to another corporation by shareholdings or other means of control. It includes not only a parent or a subsidiary but also corporations that are under common control.

     "Ancillary Agreements" means each agreement in the form of an Exhibit to the Transaction Agreement, including any annexes, attachments or exhibits to the foregoing.

     "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority, and any requirements imposed by common law or case law, applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with their activities on behalf of such Person or any of its Affiliates).

     "Assets" means property of all kinds, real and personal, tangible and intangible, including intellectual property and causes of action.

     "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

     "Closing" shall have the meaning set forth in Section 3.01 hereof.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Contract" means any contract, agreement, lease, license, commitment (including an outstanding bid or proposal), sale or purchase order or other binding instruments of any kind, whether written or oral.

     "Employee" means a current employee of PRECISION.

     "Environmental Laws" means all federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or health and safety, including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, ambient air, surface water, groundwater, land, surface and subsurface strata), noise, odor, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, all laws and regulations with regard to recordkeeping, notification, training, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

     "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, resulting from any claim or demand, by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, the Release or threatened Release of Hazardous Substances into the environment, as a result of past or present ownership, leasing or operation of the Real Property by SELLERS.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Inventory" means any inventory present on the books of account or in physical inventory on March 31, 1999 which is still on the books of account or in physical inventory on September 30, 1999 and for which there is no firm order from a Client. Excess Inventory shall also include the difference between the value of any inventory as expressed on the books of account and the amount actually received by Precision on or before September 30, 1999.

     "Governmental Authority" means any domestic or foreign, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     "Hazardous Substances," means all substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law. "Indemnified Party" shall have the meaning set forth in section 8.01.

     "Indemnifying Party" shall have the meaning set forth in section 8.01.

     "Knowledge" means the actual or constructive knowledge of the person making such statement. As to PRECISION, Knowledge means the actual or constructive knowledge of Donald R. Lenz, Sr., Kenneth E. Lenz, Donald R. Lenz, Jr., and James K. Lenz.

     "Law"  means  any  regulation,   code,  plan,  order,   decree,   judgment,
injunction, notice or demand letter issued, entered, promulgated or approved by any Governmental Authority.

     "Permitted   Liens"  means  liens  described  in  Section  5.04(b)  of  the
Transaction Agreement.

     "Person" means any individual, corporation, partnership, limited liability company, trust or unincorporated organization or any government or any agency or political subdivision thereof.

     "Pre-Closing Periods" means all Tax periods ending on or before the Closing Date.

     "Purchase Agreement" means this instrument.

     "Real Property" shall have the meaning set forth in Section 5.11(a).

     "Release" means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any Real Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or Real Property, and when used as a verb, the occurrence of any Release.

     "Representations and Warranties" means those representations and warranties contained in Articles IV, V, and VI of the Purchase Agreement or any statement made in a certificate or statement delivered pursuant to Articles IV, V and VI.

     "Tax" or "Taxes" means all taxes, charges fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or Personal Real Property, and estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and will include any transferee liability respecting any of the foregoing.

     "Tax  Return"  means  all  returns,   declarations,   reports,   estimates,
information, returns, and statements required to be filed respecting any Taxes.

     "Term Sheet" means the Term Sheet signed by the parties.

     "Transaction   Documents"  means  the  Purchase  Agreement,   any  annexes,
attachments or exhibits thereto, any other Ancillary Agreements, and any certificates or statements delivered pursuant to any of the foregoing.

     "Transactions" means the transactions described in Section 2.01 of the Purchase Agreement.

     "U.S. GAAP" shall have the meaning set forth in Section 5.03.

                               ARTICLE 2. SIGNING

Section2.01  Transactions at Signing.  The Signing of the Transaction  Documents
     ("Signing") will take place at the offices of Stites & Harbison at 1:00 p.m. local time on July 15,1999 ("Signing Date").

Section2.02 Parties' Approval. The senior management of ELAMEX and each of the SHAREHOLDERS will have approved the Transactions contemplated hereby as indicated by their written consent or signature hereon.

                               ARTICLE 3. CLOSING

Section 3.01 Transactions at Closing.

               (a) The Closing of the Transactions ("Closing") will take place as soon as practical after the earlier of:

                    (i) such time as each of the parties has received telephonic notification from the Federal Trade Commission of early termination of the Hart-Scott-Rodino Premerger Notification Act waiting period (the "HSR Waiting Period"), or

                    (ii) the  expiration  of  the  HSR  Waiting  Period  without objection or request for additional information from the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.

               (b) Each SHAREHOLDER, severally and not jointly, will convey, assign, transfer and deliver to ELAMEX all of his or its right, title and interest in and to 100% of his or its Shares free and clear of all liens, claims and encumbrances. Such conveyance, assignment, transfer or delivery will be effected by the delivery to ELAMEX by the SHAREHOLDERS of stock certificates representing 100% of his or its Shares, duly endorsed in blank (or with stock powers attached thereto duly signed in blank) and other good and sufficient instruments of conveyance and of transfer as ELAMEX may reasonably request to vest more effectively in ELAMEX all of the SHAREHOLDERS' right, title and interest in and to the conveyed Shares.

               (c) ELAMEX will pay Twenty Million, three hundred forty-three thousand, one hundred and two and 00/100 dollars ($20,343,102.00), lawful money of the United States of America, payable by wire transfer or other immediately available funds, in consideration for 100% of the Shares (the "Purchase Price") at the Closing as follows:

                    i) $16,343,102.00 to the Shareholders in the amounts set forth on Schedule 3.01(c); and

                    ii) $4,000,000.00 to the escrow account pursuant to that certain Escrow Agreement attached hereto as Exhibit H.

               (d) ELAMEX and the SHAREHOLDERS will execute and deliver the Ancillary Agreements to which they are parties, substantially in the form attached as Exhibits to the Purchase Agreement, including the following:

         Opinion Letter from Stites & Harbison, Counsel for PRECISION
         Opinion Letter from ELAMEX general counsel
         Confidentiality Agreement
         Consulting Agreement between PRECISION and Donald R. Lenz, Sr. Employment Agreement between PRECISION and Donald R. Lenz, Jr. Employment Agreement between PRECISION and Kenneth Lenz
         Employment Agreement between PRECISION and James Lenz
         Escrow Agreement among the Escrow Agent, ELAMEX and the Shareholders

               (e) ELAMEX will also pay the SHAREHOLDERS, according to the percentages set forth in Schedule 3.01(e), $2,800.00 lawful money of the United States of America, for each day which elapses between the signing of this Agreement and Closing.

Section 3.02 SELLERS' Conditions Precedent to Closing. SELLERS' shall not be obliged to close the Transactions until

               (a) it has received all consents of third parties, including governmental authorities and non-governmental self-regulatory agencies, and all filings with and notifications of governmental
          authorities,    regulatory   agencies   (including    non-governmental
          self-regulatory agencies) or other entities which regulate the business of ELAMEX or PRECISION necessary on the part of the parties to the execution and delivery of the Purchase Agreement and the consummation of the Transactions contemplated hereby and

               (b) it has received telephonic notification from the Federal Trade Commission of the early termination of the HSR Waiting Period, or the HSR Waiting Period has expired without objection or request for additional information from the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.

Section 3.03 BUYER'S Conditions Precedent to Closing. BUYER shall not be obliged to close the Transactions until it has received:


               (a) all consents of third parties, including governmental authorities and non-governmental self-regulatory agencies, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of ELAMEX or PRECISION necessary on the part of the parties to the execution and delivery of the Purchase Agreement and the consummation of the Transactions contemplated hereby and to permit the continued operation of their respective businesses in substantially the same manner after the Closing Date as theretofore conducted, other than routine post-closing notifications or filings, will have been obtained or effected; and

               (b) resignations of the directors of PRECISION.

Section 3.04 Conditions to the Obligations of Each Party. The obligations of each party to consummate the Closing are subject to the satisfaction or such party's waiver of the following conditions:

               (a) The Transaction Documents will have been duly executed and delivered by each Person indicated therein as party thereto.

               (b) No injunction or order of any Governmental Authority will be in effect, and no statute, rule or regulation of any Governmental Authority will have been promulgated or enacted prior to or on the Closing Date, which restricts, prohibits or prevents the consummation of the Transactions or would reasonably be expected to have a material adverse effect on either party by reason of the Transactions.

               (c) Each party will have performed and complied with each of his or its agreements and conditions required by the Purchase Agreement to be performed or complied with by them by or prior to the Closing Date.

               (d) Each party will be deemed to have reasserted each and every warranty, representation, covenant and promise contained in the Stock Purchase Agreement.

            ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF ALL PARTIES

Each party represents and warrants to the other as follows:

Section 4.01 Corporate Existence and Power. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth in the preamble to the Purchase Agreement and has all corporate power and authority and all authorizations from Governmental Authorities required to carry on its business, except where the absence thereof would not materially adversely affect either party.

Section 4.02 Corporate Authorization and Validity. The execution, delivery and performance by such party of each of the Transaction Documents to which it is or will be a party are within its corporate powers and have been duly authorized by all necessary corporate actions on its part. Each of the Transaction Documents to which it is or will be a party constitutes a legal, valid and binding agreement of such party enforceable against such party in accordance with its terms.

Section 4.03 Non-Contravention. The execution, delivery and performance by such party of the Transaction Documents to which he or it is or will be a party do not and will not:

               (a) contravene or conflict with such party's organizational documents;

               (b) assuming compliance with the matters referred to in paragraph
          (c) below, contravene or conflict in any material respect with any Applicable Law; or

               (c) contravene or conflict with, constitute a default under, or give rise to any right of termination, loss of benefit or other adverse action under any material agreement, contract or other instrument binding upon such party or by which any of its properties or assets is or may be bound or any material license, permit or other authorization held by such party.

Section 4.04 Governmental Authorization. The execution, delivery and performance by such party of the Transaction Documents to which he or it is or will be a party require no action by or respecting, or consent or approval of, or filing with, any Governmental Authority other than:

               (a) those which are expressly provided for in the Transaction Documents; or

               (b) those where the absence thereof would not, in the aggregate, have a material adverse effect on such party.

Section 4.05 Finder's Fees. Except as set forth on Schedule 4.05, such party has not engaged or authorized any broker, finder or other intermediary or representative to act on its behalf who might be entitled to any fee or commission from the other party in connection with the Transactions.

               ARTICLE 5. SELLERS' REPRESENTATIONS AND WARRANTIES.

Each SHAREHOLDER hereby, severally and not jointly, represents and warrants to ELAMEX as follows:

Section 5.01 Contracts and Commitments.

               (a) Schedule 5.01 sets forth a list of all contracts and other agreements (including purchase orders and commitments and options) outstanding as of the date hereof to which PRECISION is a party and which

                    (i) require PRECISION to make payments or deliver services in excess of $20,000 in any twelve-month period and are not cancelable without penalty by PRECISION on no more than thirty (30) days' notice;

                    (ii) is a guarantee or indemnity respecting  indebtedness of any Person;

                    (iii)is an  agreement  or other  instrument  which  contains restrictions with respect to the payment of dividends or any other distribution respecting the Shares;

                    (iv) imposes  a right of  first  refusal,  option,  or other restriction with respect to any Assets, including the Shares;

                    (v) is a loan or advance to, or investment in, any Person or any agreement relating to the making of such loan, advance or investment in excess of $5,000.00;

                    (vi) is an  agreement  limiting  the freedom of PRECISION to engage in any line of business or to compete with any Person; (vii) is a contract for the design, development, assembly, delivery, or manufacture of goods and is a contract with a Person who is a party to another contract produced pursuant to paragraph 5.01(a)
                         (i);

                    (viii) is a contract not in the ordinary course of business,
                         including   any   contract   related  to  financing  or
                         capitalization or Shares.

               (b) Except as set forth in Schedule 5.01(b):

                    (i) Each of the contracts disclosed in Schedule 5.01 and the agreements or contracts disclosed in any other Schedule (collectively, the "Material Contracts") was entered into in a bona fide transaction in the ordinary course of business and is in full force and effect.

                    (ii) Copies  of all  of the  Material  Contracts  have  been delivered to ELAMEX.

                    (iii)There is not,  with respect to any  Material  Contract, any existing default by any party thereto, or any fact, event or circumstances which, after notice of lapse of time or both, could constitute a default by party thereto, or result in a right to accelerate or terminate or result in a loss of right of PRECISION.

                    (iv) No  purchase  contracts  or  commitments  of  PRECISION continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of business or at an excessive price;

                    (v) There are no outstanding sales contracts, commitments or proposals of PRECISION which continue for a period of more than 12 months or will result in any loss to PRECISION upon completion, nor are there any outstanding contracts, bids, or sales or service proposals quoting prices which will not result in a normal profit; and

                    (vi) PRECISION is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of customers or other Persons except in the ordinary course of business consistent with past practice.

Section 5.02 Employee Benefit Plans.

               (a) Except as set forth on Schedule 5.02(a), PRECISION does not maintain or make contributions to, nor is it obligated to, make contributions to any "pension plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") or any other benefit plan or arrangement providing pension, retirement, deferred compensation, bonus, stock purchase or stock option benefits, whether or not an "employee benefit plan" within the meaning of Section 3(3) of ERISA and whether or not funded or unfunded, written, or oral.

               (b) Except as set forth on Schedule 5.02(b), PRECISION does not, with respect to the operation of the business or any of the Employees related thereto, maintain or make contributions to, nor is it obligated to make contributions to any plan, fund or other program which is a "welfare plan" within the meaning of Section 3(l) of ERISA (a "Welfare Plan"), or any other plan, fund or other arrangement providing health, life insurance, disability, severance, change in control or fringe benefits.

               (c) PRECISION does not maintain and has not maintained within the last three (3) plan years any Pension Plan that is a defined benefit plan within the meaning of Section 414(j) of the Code or that is a defined contribution plan within the meaning of Section 414(i) of the Code that is subject to the provisions of Section 412 of the Code. PRECISION has not taken any action or failed to take any action, nor has any event occurred which has resulted or will likely result in PRECISION's becoming subject to liability under Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA, including withdrawal liability with respect to any multiemployer pension plan.

               (d) Each Pension Plan set forth on Schedule 5.02(a) (and any related trust agreement or annuity contract or any other funding instrument) has received a favorable determination letter as to its qualification under the Code and nothing has occurred which would cause the loss of such qualification or which would result in material costs to PRECISION under the Internal Revenue Service's Employee Plans Compliance Resolution System. Each Pension Plan and Welfare Plan substantially complies currently, and substantially has complied in the past, both as to form and operation, with the provisions of all laws, including but not limited to, ERISA and the Code applicable to such Pension Plan or Welfare Plan.

               (e) SELLERS have furnished or made available to ELAMEX or will make available to ELAMEX prior to Closing, complete and accurate copies of each of the plans or arrangements set forth on Schedule
          5.02(a) and Schedule 5.02(b), including all amendments, the most recent determination letter from the Internal Revenue Service for each Plan intended to be qualified under the Code, the three (3) most recent Form 5500s, the most recent plan actuarial reports, summary plan descriptions, summary annual reports, summaries of material modifications, employee manuals, material employee communications and any other reports of such plans or arrangements required by ERISA or any other applicable law and the regulations thereunder.

               (f) SELLERS have made available to ELAMEX copies of any insurance certificates or trust agreements through which any plan or arrangement set forth on Schedule 5.02(a) or Schedule 5.02(b) is funded and notice of any material adverse change occurring with respect to any such plan or arrangement since the date of the most recently completed and filed annual report.

               (g) All contributions and payments of insurance premiums for the plans and other arrangements listed on Schedule 5.02(a) and Schedule 5.02(b) have been made when due.

Section 5.03 Financial Statements.

               (a) Attached as Schedule 5.03 are the following financial statements that have been prepared by PRECISION and delivered to ELAMEX in connection with the Transactions contemplated by the Purchase Agreement:

                    (i) Reviewed Financial Statements for the fiscal year ended June 30, 1996;

                    (ii) Reviewed Financial Statements for the fiscal year ended
                         June 30, 1997;

                    (iii)Reviewed  Financial  Statements  for  the  fiscal  year ended June 30, 1998; and

                    (iv) Provided  that the  audit by  Deloitte  and  Touche  is complete before Closing, Audited Financial Statements for the twelve month period ended March 31, 1999, (the "Reference Balance Sheet Date"). If the audit is not complete, the unaudited Financial Statements for the twelve month period ended on the Reference Balance Sheet Date.

         (collectively, the "Financial Statements"). The Financial Statements are complete and correct, and fairly represent, in all material respects, the financial position of PRECISION as of their respective dates, and the results of its operations and cash flows for the periods then ended. Except as set forth on Schedule 5.03, all of the items listed in Subparagraphs 5.03(a)(i) through 5.03(a)(v) have been prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") consistently applied throughout the periods indicated therein.

               (b) There are no material liabilities, debts, obligations or claims against PRECISION of any nature, absolute or contingent, on-balance sheet or off-balance sheet, direct indebtedness or liabilities or guaranties or indemnification obligations, or otherwise, except as

                    (i) and to the extent reflected or reserved against in the Financial Statements;

                    (ii) specifically  described and  identified as an exception in any of the Schedules delivered to ELAMEX pursuant to the Purchase Agreement;

                    (iii)incurred  by  PRECISION  since  the  Reference  Balance
                         Sheet Date in the ordinary course of business consistent with prior practice and the terms of the Purchase Agreement; or

                    (iv) they  relate  to  open  purchase  or  sales  orders  or agreements for delivery of goods and services entered into by PRECISION in the ordinary course of business consistent with prior practice, provided that PRECISION is not in default thereunder.

Section 5.04 Assets.

               (a) Schedule 5.04(a) sets forth:

                    (i) the tangible physical assets of PRECISION including Real Property, machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, vehicles, buildings and fixtures that have a depreciated value in excess of $10,000 per item or per category of items and the location of such items;

                    (ii) individual   refundable  deposits,   prepaid  expenses,
                         deferred charges and "other assets" in excess of $1,000.00 individually or $5,000.00 in the aggregate; and

                    (iii)all loans or advances  made by  PRECISION to any Person in excess of $5,000.00.

               (b) Except for assets, properties and rights disposed of by PRECISION in the ordinary course of business and consistent with prior practice since the Reference Balance Sheet Date, PRECISION has good and marketable title to all of the Assets, properties and rights (tangible or intangible) set forth on the Reference Balance Sheet, and all Assets, properties and rights acquired since the Reference Balance Sheet Date, free and clear of all pledges, liens, security interests, mortgages, pledges, encumbrances, restrictions, options, easements, defects or charges of any kind (collectively, "Encumbrances"), except for:

                    (i)  liens for taxes not yet due and payable;

                    (ii) mechanics and materialmen's liens

                    (iii) liens set forth in Schedule 5.04(b) hereto;

                    (iv) liens disclosed in the Financial Statements (which have not been discharged) that secure liabilities reflected in such Financial Statements;

                    (v) defects of title and encumbrances, if any, which do not materially detract from the value and do not interfere with the current use of the Real Property affected by them. Except as set forth in Schedule 5.04(b), PRECISION owns, has valid leasehold interests in or valid contractual rights to use all of the properties and assets, tangible or intangible, used by, or necessary for the conduct of its business as now being conducted.

               (c) Except for the items set forth in Schedule 5.04 (c), the machinery, tools, equipment and other tangible physical Assets of PRECISION (other than items of inventory) are in good working order, are being used or are useful in the business of PRECISION at its present level of activity, and are in an operating condition sufficient to conduct the business of PRECISION as now being conducted and as presently contemplated to be conducted.

Section 5.05 Patents, Trademarks and Copyrights.

               (a) Schedule 5.05(a) sets forth all patents, registered copyrights, trademarks and service marks, and all trade names and common law marks used by, or necessary for the conduct of the business of PRECISION ("Intellectual Property"), along with sufficient data to identify each of them, and their expiration dates.

               (b) Schedule 5.05(b) sets forth all Intellectual Property licenses, assignments, grants, and contracts with others relating in whole or in part to disclosure, assignment, registering, or patenting of any Intellectual Property used by or necessary for the conduct of PRECISION's business.

               (c) Except as set forth in Schedule 5.05 (c), PRECISION owns the Intellectual Property set forth in Schedules 5.05(a) and 5.05(b) free of any encumbrances, assignments, or invalidity.

               (d) Except as set forth in Schedule 5.05(d), PRECISION possesses all necessary license agreements for the Intellectual Property it uses, does not currently use any Intellectual Property in violation of the rights of any other Person, nor has PRECISION received notice of a threat of adverse claim with respect to Intellectual Property.


Section 5.06 Directors and Officers; Compensation. Schedule 5.06 hereto contains a true and complete list of all directors and officers of PRECISION and the salaries and all other compensation arrangements of the twenty most highly compensated employees of PRECISION.

Section 5.07 Litigation. Except as set forth on Schedule 5.07 hereto, exclusive of personal injury claims under $5,000 individually and $20,000 in the aggregate with respect to which there is insurance, there are:

               (a) no actions, disputes, suits or governmental, administrative, arbitral, or regulatory proceedings pending or, to PRECISION's Knowledge, threatened against PRECISION's directors, officers or SHAREHOLDERS as such, or in which any of them might be a witness;

               (b) to PRECISION's Knowledge, no basis for any cause of action in tort or for breach of contract;

               (c) no outstanding consents, orders, judgments, injunctions, awards or decrees of any court, government or regulatory body or arbitral tribunal against PRECISION's directors, officers or SHAREHOLDERS as such, or in which any of them might be a witness; and

               (d) to PRECISION's Knowledge, no investigations pending or threatened against PRECISION, any of its officers or directors as such or any of the SHAREHOLDERS in such capacity as a shareholder.

Section 5.08 Bank Accounts. Schedule 5.08 contains a complete list showing the name of each bank in which PRECISION has an account or safety deposit box, and the name of each Person authorized to draw thereon or have access thereto.

Section 5.09 Labor and Employee Relations.

               (a) Except as shown on Schedule 5.09(a) hereto, there are no currently effective consulting or employment agreements or other material agreements with individual consultants or employees to which any of the SELLERS are bound.

               (b) Except as shown on Schedule 5.09(b) hereto, none of the Employees are covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association. During the past three years, there have been no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, material grievances or other labor troubles pending, or, to the Knowledge of SELLERS, overtly threatened, with respect to the Employees.

               (c) There are no charges, administrative proceedings, or formal complaints of discrimination of any nature whatsoever pending or, to the SELLERS' Knowledge, threatened, or, to the SELLERS' Knowledge, any investigation pending or threatened against or affecting PRECISION before the Equal Employment Opportunity Commission or any federal, state, or local agency or court. There have been no audits of the equal employment opportunity practices of the Companies and, to SELLERS' Knowledge, no basis for any such claim exists.

               (d) No agreement, arbitration or court decision, decree or order or governmental order which is binding on PRECISION in any way limits or restricts PRECISION from relocating or closing any operations.

               (e) PRECISION is in compliance in all material respects with all Applicable Law respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act.

Section 5.10 Licenses and Registrations.

               (a) Except as set forth in Schedule 5.10(a), the operations and activities of PRECISION are in compliance in all material respects with all Applicable Law, including health and safety statutes and regulations of any Environmental Laws, including all conditions, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, notice, or demand letter promulgated thereunder.

               (b) Schedule 5.10(b) sets forth all federal, state, local and foreign governmental licenses, permits and other authorizations ("Permits") applicable to the business of PRECISION. PRECISION has heretofore delivered to ELAMEX complete and correct copies of all of the foregoing in its possession.

               (c) Except as set forth in Schedule 5.10(c), PRECISION has obtained all Permits that are required under Applicable Law, including Environmental Laws for the use and operation of each of the Real Property or otherwise necessary in the conduct of its business except to the extent the failure to hold or obtain such Permit would not have a material adverse effect on PRECISION. Except as set forth in
          Schedule 5.10(c), all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and PRECISION is in compliance in all material respects with all material terms and conditions of all such Permits.

Section 5.11 Real Property.

               (a) Schedule 5.11(a) sets forth a description of each and every parcel of Real Property or interest in real estate leased or owned by PRECISION (the "Real Property"). PRECISION owns no real property or interests therein other than the Real Property. SELLERS have heretofore delivered to ELAMEX:

                    (i) complete and correct copies of all documents of which they have Knowledge with data affording information or opinions with respect to, certifying to, or evidencing the extent, current title, title history, title marketability, use, possession, restriction or regulation, if any (governmental or otherwise), and compliance with Applicable Law, of the Real Property;

                    (ii) all deeds,  evidence of title or trust  agreements,  if any, under which any of the Real Property may have been conveyed to PRECISION or under which the same may be held for the benefit of PRECISION; and

                    (ii) leases, subleases, licenses or other agreements and all documents relating thereto, under which PRECISION uses or occupies or has the right to use or occupy, now or in the future, any Real Property, including any amendments and supplements thereto and any assignment thereof (the "Real Property Leases").

               (b) Except as set forth Schedule 5.11(b), PRECISION is in peaceful and undisturbed possession of all of the Real Property, and to the Knowledge of Sellers, has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes and for all purposes necessary or incidental to the business of PRECISION, and all the Real Property is served by all utilities and sufficient water rights incidental to the business of PRECISION.

               (c) Except as set forth in Schedule 5.11(c), and to the Knowledge of Sellers, all of the buildings, structures, improvements and fixtures used by or useful in the business of PRECISION, and owned or leased by PRECISION, are in a good state of repair, maintenance and operating condition and, except as so disclosed there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject PRECISION to liability under Applicable Law.

               (d) Neither PRECISION nor any SELLER has received any notice of any appropriation, condemnation, or like proceeding, or of any violation of any Applicable Law or requirement relating to or affecting the Real Property or any part thereof, or other similar governmental action, and to SELLERS' Knowledge no such proceeding has been threatened or commenced.

               (e) Except as set forth in Schedule 5.11(e), and to the Knowledge of Sellers, there are no restrictions of any nature on the ability of PRECISION to assign its interest in any Real Property and there are no consents of third parties necessary to assign any of the Real Property to ELAMEX.

               (f) Except as set forth in Schedule 5.11(f), PRECISION owns and has good and marketable title in fee simple and is in peaceful and, and to the Knowledge of Sellers, undisturbed possession of the Real Property free and clear of all Encumbrances, except those Encumbrances which are acceptable to ELAMEX and specifically set forth on Schedule 5.11(f)(i) as "Permitted Encumbrances";

               (g) To the Knowledge of Sellers, the uses for which the Real Property are zoned do not restrict, or in any manner impair, the use of the Real Property for current purposes of the business of PRECISION and the construction of the Real Property complies with all applicable building and zoning codes, deed restrictions, ordinances and rules.

               (h) To the Knowledge of Sellers, the buildings and other improvements of each parcel included in the Real Property do not encroach on any easements or on any land not included within the boundary lines of such Real Property and there are no neighboring improvements encroaching on such Real Property, except for such of the foregoing as do not and will not individually or in the aggregate interfere with the current uses of such Real Property in the business of PRECISION.

               (i) The current uses of any parcel included in the Real Property do not in any material respect violate or conflict with (i) any covenants, conditions or restrictions applicable thereto or (ii) the terms and provisions of any contractual obligations relating thereto.

               (j) Except for assessments occurring on a regular basis in accordance with Applicable Law, there is no pending or, to the knowledge of SELLERS, contemplated reassessment of any parcel included in the Real Property that is reasonably expected to increase the real estate tax assessment for such Real Property.

Section 5.12 Environmental Matters.

               (a) PRECISION has heretofore delivered to ELAMEX true and complete copies of all environmental studies and all inspection reports made in the last ten years relating to the Real Property or any other real property or facility previously owned, operated or leased by PRECISION during such period or any Affiliate of PRECISION.

               (b) Except as set forth in Schedule 5.12(b), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending, or to SELLERS' Knowledge threatened, relating to PRECISION or the Real Property or any other real property or facility formerly owned, operated or leased by PRECISION or any Affiliate of PRECISION relating in any way to the Environmental Laws.

               (c) Except as set forth in Schedule 5.12(c) PRECISION has not, and to SELLERS' Knowledge, no other Person has, Released, placed, stored, buried, or dumped any Hazardous Substances or any other wastes produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, on, beneath, or adjacent to the Real Property (or any other real property or facility formerly owned, operated or leased by PRECISION or any of its Affiliates) except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of the business of PRECISION (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations).

               (d) Except as set forth in Schedule 5.12(d), no employee of PRECISION in the course of his or her employment with PRECISION, has been exposed to any Hazardous Substances or other substance, generated, produced or used by PRECISION which could give rise to any material claim against PRECISION.

               (e) Except as set forth in Schedule 5.12(e), the Real Property does not contain any:

                    (i)  underground storage tanks;

                    (ii) asbestos;

                    (iii) equipment using polychlorinated biphenyls;

                    (iv) underground injection wells; or

                    (v) septic tanks in which processed wastewater or any Hazardous Substances have been disposed.

               (f) Except as set forth in Schedule 5.12(f), neither SELLERS nor PRECISION have received any notice or order from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for Cleanup or payment for the cost of Cleanup of any Hazardous Substances and neither SELLERS nor PRECISION have entered into any agreements concerning such Cleanup, nor are SELLERS or PRECISION aware of any facts which might reasonably give rise to such notice, order or agreement.

               (g) Except as set forth in Schedule 5.12(g), with regard to PRECISION and the Real Property, there are no past or present (or, to the Knowledge of SELLERS , future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof.

Section 5.13 Books and Records. SELLERS have made and will make available for inspection by ELAMEX all the books of account relating to their business. Such books of account of PRECISION reflect good bookkeeping practices and properly evidence all the transactions and other matters normally reflected in books of account which are necessary to produce audited financial statements in accordance with U.S. GAAP.

Section 5.14 Inventory. Except as set forth in Schedule 5.14, the inventories of raw materials, work in progress ("WIP"), and finished products of PRECISION are in good condition, conform in all material respects with applicable specifications and warranties, are not obsolete, are useable or saleable in the ordinary course of business and, if saleable, are saleable at values not less than the book value amounts thereof together with a normal markup. All WIP and finished products in such inventories have been produced in material compliance with each of PRECISION's applicable quality control procedures. The value of all items of slow moving, excessive, redundant, or obsolete inventory and inventory of below standard quality has been written down to net realizable value or adequate reserves have been provided thereof, and there is no Excess Inventory. Such inventories not written off are valued at the lower of cost or market.

Section 5.15 Insurance

               (a) All material assets, properties and risks of PRECISION including, but not limited to the Real Property, are covered by valid and currently effective insurance policies or binders of insurance.
          Schedule 5.15(a) contains a list of all the policies of insurance presently in force and, without restricting the generality of the foregoing, those covering each of PRECISION's public and product liability and their respective Employees, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and annual premium.

               (b) SELLERS have heretofore delivered to ELAMEX complete and correct copies of all the policies and agreements set forth in
          Schedule 5.15(a). They will remain in full force and effect through the respective dates set forth in Schedule 5.15(a) without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions completed by the Purchase Agreement.

               (c) Schedule 5.15(c) sets forth each of PRECISION's premiums and losses in excess of $25,000, by year and by type of coverage for the past five years based on information received from any of PRECISION's insurance carrier(s);

               (d) Schedule 5.15(d) contains any and all agreements, arrangements or commitments by or relating to PRECISION under which it indemnifies any other Person or is required to carry insurance for the benefit of any other Person;

               (e) With respect to the policies in Schedule 5.15(a), they are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, no notice of cancellation or termination has been received with respect to any such policy, and such policies are sufficient for compliance in all material respects with all requirements of Applicable Law and all agreements to which PRECISION is a party, and provide adequate insurance coverage for the assets and operations of PRECISION.

               (f) Schedule 5.15(f) identifies all risks which have been designated as being self insured.

Section 5.16 Contracts and Agreements. Each contract, agreement or arrangement between PRECISION, on the one hand, and any SHAREHOLDER, director, officer, or Affiliate of PRECISION, on the other hand ("Affiliate Agreements"), is described in Schedule 5.16.

               (a) Except as set forth in Schedule 5.16(a), each of the Affiliate Agreements was entered into in the ordinary course of business and on commercially reasonable terms and conditions no less favorable to PRECISION than were available from Persons not affiliated with PRECISION offering the best terms.

               (b) Except as set forth in Schedule 5.16(b), no SHAREHOLDER, officer or director of PRECISION has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of PRECISION.

Section 5.17 Disclosure. No Representations or Warranties made by SELLERS in the Purchase Agreement contains any untrue statement of material fact or omits any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no fact known to SELLERS which has or could reasonably be expected to have a material adverse effect, which has not been set forth in the Purchase Agreement, including any Schedule, exhibit, or certificate delivered in accordance with the terms hereof.

Section 5.18 Absence of Change or Event. Except as described in Schedule 5.18, since the Reference Balance Sheet Date, PRECISION has conducted its business only in the ordinary course and consistent with prior practice and has not:

               (a) purchased, agreed to purchase, redeemed or called for redemption any outstanding Shares, issued any options, warrants, Shares, bonds or other securities, interests or rights to acquire securities or interests or declared or paid any dividend on, made any other payment or distribution respecting, or authorized or effected any split up or recapitalization of any Shares;

               (b) made or authorized any changes in its charter, by-laws or similar organizational document;

               (c)  canceled  any  debts  or  claims  or  waived,   released  or
          compromised any debt, claim or right having a value, in the aggregate, in excess of $5,000.00;

               (d) instituted any litigation, action or proceeding before any court, governmental body or arbitration tribunal relating to it or its Real Property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

               (e) when considered as a whole, incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, in excess of $5,000.00 in the aggregate, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

               (f) mortgaged, pledged or subjected to lien, restriction or any other Encumbrance any of the material property, businesses or assets, tangible or intangible, of PRECISION;

               (g) sold, transferred, leased to others or otherwise disposed of any of its material assets (or committed to do any of the foregoing), including the payment of any loans owed to any Affiliate (including SELLERS), except for inventory sold to customers or returned to vendors and payments to any non-Affiliates on account of accounts payable or scheduled payments in respect of indebtedness for money borrowed disclosed on the Reference Balance Sheet or in the Schedules, in each case in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business and consistent with prior practice;

               (h) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could reasonably be expected to have a material adverse effect on PRECISION considered as a whole;

               (i) when considered as a whole, made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $75,000.00 other than the current building expansion and the parking lot improvements;

               (j) encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs;

               (k) increased the compensation of any officer, employee or sales representative of PRECISION, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business consistent with prior practice; or

               (l) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or materially changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

Section 5.19 Taxes. Except as set forth on Schedule 5.19:

               (a) All Tax Returns required to be filed for all Pre-Closing Periods by or on behalf of PRECISION have been or will be timely filed with the appropriate taxing authorities in accordance with all Applicable Laws, and all such Tax Returns were, or will be, true, correct and complete. All Pre-Closing Period Taxes have been or will be fully and timely paid. The charges, accruals , and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of PRECISION for any Pre-Closing Period and reflected on the books and records of PRECISION, including the
          Financial Statements, are adequate under the circumstances and consistent with prior practice.

               (b) All Tax Returns of PRECISION with respect to taxable years ending on or prior to the last day of the latest closed federal tax year have been examined and closed, or are Tax Returns with respect to which the applicable statute of limitations, after giving effect to any extensions and waivers, has expired.

               (c) No power of attorney is currently in effect, and no Tax ruling has been requested of any governmental authority, with respect to any Tax matter relating to PRECISION.

               (d) There is no current controversy, investigation or audit regarding Taxes of PRECISION or any Affiliate of PRECISION pending or, to the Knowledge of SELLERS, threatened, and none of PRECISION or any Affiliate of PRECISION has been requested to enter into any extension of the statute of limitations regarding any Tax returns.

Section 5.20 Affiliates and Equity Investments.  Except as set forth on Schedule
     5.20 PRECISION has no Affiliates and is not a general partner in any partnership or coventurer in any joint venture or other business enterprise.

Section 5.21 Ownership of Shares. Each Seller is the lawful record and beneficial owner of that number of Shares set forth by such Seller's name on Schedule 5.21. Each Seller owns the Shares set forth by its name on
     Schedule 5.21 free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws. Upon the delivery of the Shares in the manner contemplated under Section 2.01, ELAMEX will acquire the beneficial, legal, valid and indefeasible title to such Shares, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.

Section 5.22 Accounts Receivable. The accounts receivable appearing on the Reference Balance Sheet and all accounts receivable created since that date through the Closing Date represent valid obligations owing to PRECISION and except as set forth on Schedule 5.22, are collectible, net of returns and reworked parts, by PRECISION, subject to the reserve for doubtful accounts reflected in the Reference Balance Sheet and an appropriate reserve for accounts receivable which have accrued since the date of the Reference Balance Sheet. PRECISION for the past three years has been able to fully collect at least approximately 99.8% of the accounts receivable created in such year on.

Section 5.23 Customers, Suppliers, Distributors, Etc. Since the Reference Balance Sheet Date and except as set forth in Schedule 5.23, no supplier, customer, distributor or sales representative of PRECISION has canceled or otherwise terminated, or made any written threat to PRECISION or to any of its Affiliates to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with PRECISION. Except as set forth in Schedule 5.24, to PRECISION's Knowledge no such supplier, customer, distributor or sales representative intends to cancel or otherwise terminate its relationship with PRECISION or to decrease materially its services or supplies to PRECISION or its usage of the services or products of PRECISION, as the case may be.

Section 5.24 Products. Schedule 5.24 sets forth

               (a) all claims asserted or, to PRECISION's Knowledge, threatened at any time during the past five years against PRECISION in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by PRECISION, together with a description of each such claim or action initiated with respect thereto and the disposition thereof;

               (b) all express warranties and disclaimers of warranty used by PRECISION in connection with the products or services provided by PRECISION; and

               (c) any finding or statement with respect to the safety or efficacy of the products or services provided by PRECISION by any hospital, other medical institute, physician, health professional or medical publication. PRECISION has not experienced product recall or warranty claims in excess of one percent (1%) aggregate gross sales for any of the past five years.

Section 5.25 Schedules. Notwithstanding any specific reference to the disclosure of any matter pursuant to any section of this Article 5 or to any schedule, all disclosures fairly made pursuant to any section hereunder or of the schedules shall be deemed made for all other sections to which such disclosure may fairly apply, and any headings or captions on any section herein or therein are for convenience of reference only.

Section 5.26 Modification of Representations and Warranties. Each of the foregoing representations and warranties shall be deemed modified by any matter expressly set forth or expressly disclosed herein, listed on the schedules hereto, or in the Financial Statements. Should there be any conflict in any of the Transaction Documents, they shall take precedence over each other in accordance with the following hierarchy:

               (a) Schedules
               (b) Stock Purchase Agreement
               (c) Exhibits

Section 5.27 Trusts. Attached as Schedule 5.27 are the organizational documents and any amendments to them of all of the artificial persons which are SHAREHOLDERS as of the Closing Date.

               ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF ELAMEX

ELAMEX hereby represents and warrants to SELLERS as follows:

Section 6.01 Applicable Law. ELAMEX has complied in all material respects with Applicable Law regarding its entering into and delivering the Transaction Documents.

Section 6.02 Third Party Claims. To the best of ELAMEX' knowledge, no third party claims will result from ELAMEX' investment in PRECISION.

Section 6.03 Disclosure. No Representations or Warranties made by ELAMEX in the Purchase Agreement contains any untrue statement of material fact or omits any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no fact known to ELAMEX which has or could reasonably be expected to have a material adverse effect, which has not been set forth in the Purchase Agreement, including any Schedule, exhibit, or certificate delivered in accordance with the terms hereof.

                       ARTICLE 7. COVENANTS OF ALL PARTIES

Section 7.01 Further Assurances. Subject to the terms and conditions of the Purchase Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and otherwise to consummate the Transactions and will refrain from taking any action that would prevent or delay such consummation. Each party will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonable and necessary or desirable in order to consummate the Transactions expeditiously.

Section 7.02 Filings and Approvals. Without limiting the generality of Section 7.01, and subject to the terms and conditions of the Purchase Agreement, each party will cooperate with the other in determining whether any action by or respecting, or filing with, any Governmental Authority, or any consent, waiver or other action, is required or convenient in connection with the consummation of the Transactions, and in taking such actions or making any such filings, furnishing information required in connection therewith, and seeking timely to obtain any such consent, waiver, or other appropriate action.

Section 7.03 Disclosure. The parties will consult with each other before issuing any press release or making any public statement with respect to the Purchase Agreement or the Transactions and, except as may be required by Applicable Law or any national or international securities exchange, will not issue any such press release or make any such public statement without the consent of both parties. In no event will either party, except to the extent so required, disclose publicly or to any competitor or customer of the other party any details of any Transaction Document that are not revealed in a public statement made with the consent of the other party, provided that the foregoing will not prevent private disclosure appropriate to facilitate exercise of a right under the Transaction Documents, if the recipient of the disclosure executes a suitable confidentiality and nonuse agreement. Notwithstanding the foregoing, no provision of the Purchase Agreement will relieve either party from any of its obligations under
     Section 7.04.

Section 7.04 Confidentiality. The Confidentiality Agreement attached hereto as Exhibit C will remain in effect in accordance with its terms.

Section 7.05 Post-Closing Employee Arrangements.

               (a) ELAMEX hereby agrees that effective as of the Closing Date it will cause PRECISION to enter into employment agreements with each of James Lenz, Donald Lenz, Jr. and Kenneth Lenz in form and substance as attached hereto as Exhibit D.

               (b) ELAMEX hereby agrees that effective as of the Closing Date it will cause PRECISION to enter into a consulting agreement with Donald Lenz, Sr. in form and substance as attached hereto as Exhibit E.

                              ARTICLE 8. INDEMNITY

Section 8.01 General Indemnity. SHAREHOLDERS and ELAMEX (as the case may be, the "Indemnifying Party") will indemnify and hold harmless each other and each other's Affiliates (the "Indemnified Parties"), without duplication, from and against any loss, liability or expense, including cost of collection under this general indemnity (collectively, "Damages"), arising out of or related to:

               (a) Breach of any Representation or Warranty made by the Indemnifying Party in any Transaction Document;

               (b) Breach of any covenant or obligation undertaken by the Indemnifying Party, or failure to satisfy any liability assumed by the Indemnifying Party, in any Transaction Document;

               (c) Any liability of the Indemnifying Party asserted against, but not assumed by, the Indemnified Party by reason of the Transactions;


Section 8.02 Manufacturing, Accounts Receivable, and Inventory Indemnity. SHAREHOLDERS will indemnify ELAMEX for:

               (a) any liability based on statute, negligence, breach of warranty, strict liability, or any other theory caused by or resulting from, directly or indirectly, the manufacture or sale of any product, or the provision of any services, by PRECISION, before the Closing Date, or

               (b) any other claims asserted against PRECISION or ELAMEX arising from any action or inaction of SHAREHOLDERS or PRECISION, occurring before the Closing Date;

               (c) any account receivable on March 31, 1999, net of returns and reworked parts, not collected within 120 days after Closing that is in excess of the reserves for doubtful accounts recorded as of March 31, 1999; or

               (d) any amount of Excess Inventory,

Section 8.03 Environmental Indemnity. SHAREHOLDERS will indemnify ELAMEX, for each and every item set forth in Schedules 5.13(a)-(g),

               (a) the actual, alleged or threatened, Release, storage, transportation, treatment or generation of Hazardous Substances generated, stored, used, disposed of, treated, handled, Released or shipped by PRECISION, any Affiliate of PRECISION, any Seller, or any prior owner of the Real Property (or any other such on, under or from the Real Property; real property or facility formerly owned, operated or leased by any Seller on or before the Closing Date);

               (b) loss of life, injury to persons or property, or damage to natural resources caused by the actual, alleged or threatened Release, storage, transportation, treatment or generation of Hazardous Materials generated, stored, used, disposed of, treated, handled or shipped by SELLERS on or before the Closing Date on, under or from the Real Property;

               (c) any Cleanup of Hazardous Substances on, beneath or adjacent to the Real Property prior to or on the Closing Date; or

               (d) the installation of any pollution control equipment or other equipment to bring any facility of PRECISION into compliance with any Environmental Law if such equipment is installed because the facility was not in compliance with any Environmental Laws as of the Closing Date.

Section 8.04 Tax Indemnity. SHAREHOLDERS will indemnify ELAMEX for any and all

               (a)  Taxes  imposed  on  PRECISION   for,  or  relating  to,  all
          Pre-Closing Periods, including, but not limited to:

                    (i) any liability of PRECISION under any Tax sharing agreement, whether or not written, and any Tax liability resulting from the termination, as of the Closing Date, of PRECISION as a member of any consolidated, affiliated, combined, unitary or other similar Tax group; and

                    (ii) liabilities   of  PRECISION  for  Taxes  imposed  under
                         Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provision, as a result of being a member of a consolidated, affiliated, combined, unitary or other similar group for any taxable period commencing before the Closing Date;

               (b) actions, suits, proceedings, claims, demands, incident to any of the foregoing.

Section 8.05 Procedures.

               (a) An Indemnified Party will give notice, as quickly as practicable, to the Indemnifying Party of the assertion of any claim or commencement of any suit, action or proceeding by a third party respecting which the Indemnified Party may seek indemnity hereunder (a "Third Party Claim"). The failure to provide such notice will not forfeit the right to indemnity except to the extent that the Indemnifying Party is prejudiced as a result.

               (b) Upon receipt of notice under paragraph (a) above, the Indemnifying Party may, by notice to the Indemnified Party, assume the defense and control of such Third Party Claim, in which case the Indemnified Party will be allowed a reasonable opportunity to participate in the defense with its own counsel, the expenses of such participation which will be borne by the Indemnified Party unless the Indemnified Party reasonably will have concluded that there is a conflict of interest between the Indemnifying Party and Indemnified Party.

               (c) Should there be a conflict of interest as described in paragraph (b) above:

                    (i) such expenses will be borne by the Indemnifying Party, provided that the Indemnifying Party will not be liable for expenses of more than one separate firm in connection with the same matter.

                    (ii) The  Indemnifying  Party will select  counsel and other significant agents of recognized standing and competence after consultation with the Indemnified Party, will at all times diligently pursue a favorable resolution thereof, and comply with any reasonable request from the Indemnified Party to keep it informed with respect to the matter.

                    (iii)The   Indemnified   Party  will   cooperate   with  the
                         Indemnifying Party in the defense of the Third Party Claim and will cause its Affiliates and their respective directors, officers, employees and agents to do so.

                    (iv) The Indemnifying Party will be authorized to consent to a settlement of, or the entry of any judgment arising from the Third Party Claim, without the consent of the Indemnified Party (except in the case of a Third Party Claim relating to Taxes, which shall require the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed), provided that the Indemnifying Party will

                    (aa) pay or cause to be paid all amounts arising out of such
                         settlement   or   judgment    concurrently   with   the
                         effectiveness thereof,

                    (bb) not encumber any of the assets of the Indemnified Party or agree to any restriction or condition that would apply to the Indemnified Party or to the conduct of its business,

                    (cc) obtain, as a condition  thereof,  a complete release of the Indemnified Party, and,

                    (dd) provide twenty (20) days' advance notice thereof to the
                         Indemnified Party.

               (d) If the Indemnifying Party does not assume the defense and control of such Third Party Claim, then as a condition to its right to indemnity hereunder, the Indemnified Party will select counsel and other significant agents of recognized standing and competence after consultation with the Indemnifying Party, will at all times diligently pursue a favorable resolution thereof, and comply with any reasonable request from the Indemnifying Party to keep it informed with respect to the matter.

               (e) The Indemnified Party may consent to a settlement of, or the entry of any judgment arising from, the Third Party Claim, without forfeiture of its right to indemnity, provided that it will

                    (i)  provide  30  days'  advance   notice   thereof  to  the
                         Indemnifying Party and,

                    (ii) either obtain the  Indemnifying  Party's consent or, if the Indemnifying party fails to consent, permit the Indemnifying Party another opportunity to assume the defense and control of such Third Party Claim.

Section 8.06 Waiver of Defenses. To the maximum extent permitted by law, each Indemnifying Party waives:

               (a) any claim or defense that the indemnity provided for herein or any other provision of any Transaction Document is unenforceable under any provision of Applicable Law; and

               (b) any immunity respecting actions seeking to enforce any Transaction Document in accordance with its terms that it may now or hereafter be entitled to claim on grounds of sovereignty or an Act of State.

Section 8.07 Certain Limitations on Remedies. The indemnity contemplated by this
     Article 8 shall be governed by the following limitations.

               (a) An Indemnified Party shall not be entitled to assert any claim or claims for indemnification or reimbursement pursuant to
          Article 8 hereof until Damages in total exceed $50,000 (the "Basket"), and then only to the extent of aggregate Damages in excess of the Basket.

               (b) For indemnity claims brought for breach of representations or warranties regarding Environmental Matters (Section 5.13), Taxes (Section 5.20) and Ownership of Shares (Section 5.22), liability shall be limited to the Purchase Price. The indemnity claims brought under this Section 8.07(b) may be brought until the end of the applicable statute of limitations.

               (c) For all other indemnity  claims liability shall be limited to
          4.0 million dollars during the first year after Closing, then 2.5 million dollars until the second anniversary after Closing, then 2.0 million dollars until the third anniversary after Closing, after which time no such claims may be brought. These limits shall be raised by any employment related claims brought by H. William Greer to the extent that such a claim exceeds $500,000.

               (d) The parties acknowledge that the indemnification provisions set forth in Article 8 constitute the sole and exclusive recourse and remedy of Indemnified Parties with respect to the breach of any representation, warranty, covenant or agreement contained in this Agreement or in any Transaction Document executed and delivered by the parties in connection herewith or otherwise in connection with the transactions contemplated hereby. No Indemnified Party shall be liable with respect to, and the term "Damages" as used herein shall not include under any circumstances, any exemplary or punitive damages. The damages or other special damages or lost profits. Notwithstanding anything to the contrary in this Agreement, ELAMEX acknowledges that the representations and warranties made herein by George W. Lenz, Jr. T/U/W - Trust B and Gregory Lenz T/U/A fbo Seth Lenz are made in a fiduciary capacity only, and said trusts shall be liable for Damages only to the extent of the assets of each such trust in the hands of its trustee at the time notice of any indemnify claim asserting such Damages is given provided, however, that this paragraph shall not be deemed to limit in any way the amount available through the escrow account established in the Escrow Agreement among the Escrow Agent, ELAMEX and the Shareholders.

               (e) Claims for indemnification for a breach of any Representation and Warranty will be made on or prior to the date, if any, on which the survival period for such Representation or Warranty expires, it being understood that claims made on or prior to such expiration date will survive such expiration date.

               (f) Except with respect to Damages in excess of the Escrow Fund (defined in the Escrow Agreement), as set forth in Section 8.07(b) above, the sole remedy and recourse of Purchaser or any Indemnified Parties which are affiliates of Purchaser with respect to claims for indemnification shall be to exercise their rights under the Escrow Agreement among the Escrow Agent, ELAMEX and the Shareholders.

Section 8.08 Amount of Damages. The amount of any Damages payable hereunder shall be reduced by any insurance proceeds to which the Indemnified Party may be entitled with respect to the event or occurrence giving rise to such Damages, and shall be reduced by any amounts to which the Indemnified Party may receive from third parties in connection with Losses for which indemnification is sought under this Article. The Indemnified Party shall use commercially reasonable efforts to pursue insurance claims or third party claims that may reduce or eliminate Damages. If the Indemnified Party both collects proceeds from any insurance company or third party and receives a payment from the Indemnifying Party hereunder, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the Indemnified Party shall promptly refund to the Indemnifying Party the amount of such excess.

Section 8.09 Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this Article 8, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Damages to which such payment is related. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

Section8.10 Actual Knowledge. If an Indemnified Party has actual knowledge on the Closing Date of an existing breach of any representation, warranty, covenant, statement or agreement of an Indemnifying Party contained in any Transaction Document then, notwithstanding the provisions of Article 8, the Indemnifying Party shall not be liable for, nor in any manner responsible for, any Damages resulting from such breach, and the Indemnified Party shall not be entitled to indemnification under Article 8 for such Damages provided, however, that the indemnified party shall always have at least 10 days after acquiring actual knowledge of any existing breach in which to notify the indemnifying party of a potential claim.

                   ARTICLE 9. NON-COMPETITION OF SHAREHOLDERS

Section 9.01 Scope. No SHAREHOLDER  will, on or prior to the date which is three
     (3) years after the Closing Date or one year after termination of the SHAREHOLDER'S employment, whichever is later, without the prior written consent of ELAMEX:

               (a) directly or indirectly run, own, manage, operate, be a director of, be employed by, have any consulting agreement whatsoever with, or have any equity interest in any Person which competes with PRECISION;

               (b) directly or indirectly, hold himself or any Affiliate of his as being in any business which competes with PRECISION;

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               (c) solicit, divert, or take away any of the clients as set forth on Schedule 5.01(a)(i) (the "Clients"), or solicit, divert, take away, or offer employment to or hire any of the Employees;

               (d) furnish or offer to furnish services or materials to the Clients similar to those furnished by PRECISION; or

               (e) use on his own behalf or disclose to any party any information concerning the Clients or any of PRECISION's methods of operation, sales, cost or price information, number and location of employees, and the nature and extent of the Assets or of any agreement to which PRECISION is a party.

Section 9.02 Remedies. The parties agree that damages are an inadequate remedy to ELAMEX and ELAMEX may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting the SHAREHOLDERS from violating this Article 9 and the SHAREHOLDERS hereby severally expressly waive any right to oppose any such action.

Section 9.03 Permitted Investments. No provision of this Purchase Agreement will prevent any SHAREHOLDER from owning in the aggregate not more than 5% of the outstanding stock of any class of a corporation which is in competition with PRECISION and the stock of which is publicly traded.

Section 9.04  Severability.  The  restrictions  and obligations  imposed in this
     Article 9 are deemed by the parties hereto to be reasonable and necessary for the purpose of protecting ELAMEX' interests in the continuing operations of PRECISION. However, the foregoing covenants will be deemed to be severable; should any or all be held invalid by reason of length of time or area or scope covered, the parties hereto agree that such length of time or area or scope covered, will be reduced to the extent necessary to cure such invalidity and the provisions hereof will be enforceable to the fullest extent permitted by law.


                            ARTICLE 10. MISCELLANEOUS

Section 10.01 Notice. All notices, requests and other communications to either party under any of the Transaction Documents will be in writing (including telex, telecopy or similar writing), will be in English, and will be given to the following address:

         As to ELAMEX:     220 North Kansas, Suite 566
                           El Paso, Texas  79901
                           Attn:  Hector Raynal

                  With a copy to D. R. Howard, General Counsel

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


         As to SHAREHOLDERS:

                  With a copy to Ralston W. Steenrod, Esq.
                                 Stites & Harbison
                                 400 West Market Street, Ste. 1800
                                 Louisville, Kentucky  40202

         Each such communication will be effective upon receipt, provided if the day of receipt is not a business day at the destination then it will be deemed to have been received on the next succeeding business day.

Section 10.02 Amendments, Waivers.

               (a) Any Provision of any Transaction Document may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties thereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right or remedy under any Transaction Document will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 10.03 Expenses. All costs and expenses incurred in connection with the Transaction Documents and the Transactions will be paid by the party incurring such cost or expense, except as otherwise provided in any Transaction Document. If either the SELLERS or ELAMEX proposes to incur any expenses for the account of PRECISION, it will first obtain the approval of the other.

Section 10.04 Successors and Assigns. No party will assign any Transaction Document or any of its rights in and to any Transaction Document, provided that ELAMEX may assign its right to hold its interest in the conveyed stock of PRECISION to an Affiliate of ELAMEX. Subject to the preceding, the provisions of any Transaction Document will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 10.05 Governing Law. The Transaction Documents will be construed in accordance with and governed by the law of the State of Texas, without regard to the choice of law provisions thereof.

Section 10.06 Severability. If application of any one or more of the provisions of any Transaction Document will be unlawful under Applicable Law, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of such Transaction Document. Should any portion of any Transaction Document be deemed unenforceable by a court or arbitral panel of competent jurisdiction, the remaining portion thereof will remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

Section 10.07 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or any related document will be settled in the following manner: (a) a senior executive representing ELAMEX and Don R. Lenz, Sr. will meet to discuss and attempt to resolve any such dispute, controversy or claim; (b) if such dispute, controversy or claim is not resolved as contemplated by clause (a) ELAMEX and Don R. Lenz, Sr. will, by mutual consent, select an independent third party to mediate such dispute, controversy or claim, provided that such mediation will not be binding upon any of the parties; and (c) if such dispute, controversy or claim is not resolved as contemplated by clauses (a) or (b), the parties will have such rights and remedies as may be available under the Arbitration Agreement set forth in Exhibit F.

Section 10.08 Counterparts. Each Transaction Document may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument. The Purchase Agreement and each Ancillary Agreement will become effective when each party thereto will have received a counterpart thereof signed by each other party thereto.

Section 10.09 Captions. The captions in any Transaction Document are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

Section 10.10 Entire Agreement. The Purchase Agreement and the other Transaction Documents (and any other agreements contemplated hereby or thereby) constitute the entire agreement between the parties with respect to the subject matter of any Transaction Document and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof or thereof. No representation, warranty, inducement, promise or understanding not set forth in any Transaction Document has been made or relied upon by any party to any Transaction Document. The Transaction Documents are not intended to confer upon any Person other than the parties any rights or remedies thereunder. The Exhibits to any Transaction Document are and will be deemed to be a part of such Transaction Document.

Section 10.11 Further Assurances. The parties hereto agree that they will from time to time hereafter, without further consideration and at their own expense, execute and deliver such other documents and instruments and take such other action as may reasonably be requested in order to more effectively consummate the transactions contemplated by the Purchase Agreement, including each party making its employees available to the other in connection with litigation matters, at reasonable times, upon reasonable notice, and at the other party's sole cost and expense, and as long as it does not interfere with a party's ongoing business operations. The provisions hereof will survive the Closing Date.

Section 10.12 Third-Party Rights. None of the Transaction Documents is intended to confer upon any Persons not a party thereto any rights or remedies thereunder, except to the extent specifically and expressly provided.

Section 10.14 Indemnification of Officers and Directors. Notwithstanding any provision to the contrary in Section 10.12 hereof, ELAMEX acknowledges that each Person who served prior to the Closing as an officer or director of PRECISION shall be entitled to all rights to indemnification existing in favor of the directors and officers of PRECISION, as applicable, as provided in its articles of incorporation and bylaws during the time any such Person served as an officer or director.

Section 10.15 Access to Records after Closing. For a period of five years (or, if greater, the period required by any applicable statute regarding retention of records) after the Closing Date, SHAREHOLDERS shall have reasonable access to all of the books and records of PRECISION to the extent that such access may reasonably be required by SHAREHOLDERS in connection with matters relating to or affected by the operations of PRECISION prior to the Closing Date. Such access shall be afforded by ELAMEX upon receipt of reasonable advance notice and during normal business hours. SHAREHOLDERS shall be solely responsible for any costs or expenses incurred by SHAREHOLDERS pursuant to this Section. If ELAMEX shall desire to dispose of any of such books and records prior to the expiration of such period, ELAMEX shall, prior to such disposition, give SHAREHOLDERS a reasonable opportunity, at their expense, to segregate and remove such books and records as SHAREHOLDERS may select.

Section 10.16 No Post-Closing Adjustment. Anything in this Agreement to the contrary notwithstanding, there shall be no post closing adjustment to the Purchase Price based upon information contained in the Audited Financial Statements produced by Deloitte & Touche.



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    IN WITNESS WHEREOF, the parties to the Purchase Agreement have caused it to be duly executed by their authorized representatives on the day and year first above written



/s/ Carlos D. Martens
ELAMEX, S.A. de C.V.
By: Carlos D. Martens, Vice-President and Chief Financial Officer



/s/ Donald R. Lenz Sr.
PRECISION TOOL, DIE, AND MACHINE COMPANY, INC.
By: Donald R. Lenz Sr., President


/s/ Donald R. Lenz, Sr.
DONALD R. LENZ, SR


/s/ Kenneth E. Lenz
KENNETH E. LENZ


/s/ Donald R. Lenz, Jr.
DONALD R. LENZ, JR


/s/ James K. Lenz
JAMES K. LENZ



GEORGE W. LENZ, JR., T/U/W - TRUST B

By:      /s/ Donald R. Lenz Sr.
         Donald R. Lenz, Sr. Trustee


GREGORY LENZ, T/U/A FBO SETH LENZ

By:      /s/ Kenneth E. Lenz
         Kenneth E. Lenz, Trustee